UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 4, 2011

Lifetime Brands, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-19254	11-2682486
(Commission File Number)	(IRS Employer Identification No.)

1000 Stewart Avenue, Garden City, New York, 11530
(Address of Principal Executive Offices)(Zip Code)

 (Registrant’s Telephone Number, Including Area Code) 516-683-6000

(Former Name or Former Address, if Changed Since Last Report) N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

The information in Item 8.01 below is incorporated by reference into this Item 3.02 in its entirety.  The Company relied on the exemption from registration pursuant to Section 4(2) under the Securities Exchange Act of 1933 and Rule 506 promulgated thereunder.

Item 8.01. Other Events.

On November 4, 2011, the Company acquired 100% of the share capital of each of Creative Tops Holdings Limited and Creative Tops Far East Limited (collectively, “Creative Tops”), for £15.0 million ($24.0 million) of consideration, comprised of cash in the amount of £13.1 million ($20.9 million), subject to working capital adjustment, and 255,911 shares of common stock with a value of £1.9 million ($3.1 million). Creative Tops, which reported net sales of approximately £26.3 million ($42.3 million) in its fiscal year ended March 31, 2011, is a leading wholesale provider of tableware, kitchenware and giftware products in the United Kingdom.  The assets, liabilities and operating results of Creative Tops will be reflected in the Company’s consolidated financial statements in accordance with ASC Topic No. 805, Business Combinations, commencing on the acquisition date.

A copy of the Company’s press release announcing the completion of the acquisition is furnished with this Current Report as Exhibit 99.1 and is incorporated herein by reference.

The Shares Purchase Agreement is furnished with this Current Report as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits

(d)	Exhibits

	99.1	Press Release dated November 6, 2011.

	99.2	Share Purchase Agreement, dated November 4, 2011, relating to Creative Tops Holding Limited and Creative Tops Far East Limited.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Lifetime Brands, Inc.

By:	/s/ Laurence Winoker
Laurence Winoker
Senior Vice President – Finance, Treasurer and Chief Financial Officer

Date:  November 8, 2011